                                                FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 1                 REGISTRATION STATEMENT NO. 333-71053
(To Prospectus Dated February 5, 1999)


                         RADIANCE MEDICAL SYSTEMS, INC.

                        4,496,744 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)


        This Prospectus Supplement supplements information contained in that certain Prospectus dated February 5, 1999 (as amended or supplemented, the "Prospectus") of Radiance Medical Systems, Inc. (the "Company") relating to the potential sale from time to time of up to 4,496,744 shares of our Company's Common Stock, par value $0.001 per share (the "Common Stock") by the stockholders listed in this Prospectus under the section entitled "Selling Stockholders." This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders named below and the respective shares of Common Stock beneficially owned by such Selling Stockholders that may be offered pursuant to the
Prospectus:

                                                                                       PERCENTAGE OF
                                                                                        COMMON STOCK
                                                      COMMON STOCK      COMMON STOCK     OWNED UPON
                                       COMMON STOCK   BEING OFFERED      OWNED UPON     COMPLETION OF
                                        OWNED PRIOR      PURSUANT        COMPLETION     THIS OFFERING
                                         TO THIS         TO THIS           OF THIS       IF GREATER
SELLING STOCKHOLDER                     OFFERING(1)   PROSPECTUS(2)      OFFERING(3)     THAN 1%(3)
-------------------                    ------------   -------------     ------------    -------------
William D. Knopf                          94,840         82,946           4,750(4)
Randy Knopf                                   --         82,946               0
William J. Livingston, Trustee            72,072        130,688               0
  for the W & J Living Trust,
  UAD 11/24/92
Corona del Mar High School                    --          2,026               0
Michael Stillabower, M.D.                 51,656              0          11,000
Delaware Charter Guar. & TR TTEE              --         63,805               0
  FBO Michael E. Stillabower IRA
  (R/O)
Michael E. Stillabower &                      --         17,376               0
  Jennifer Stillabower JT TEN


        All information in this Prospectus Supplement is as of May 18, 1999.


             The date of this Prospectus Supplement is May 18, 1999.